                                                EXHIBIT 99


        KEANE REVISES REVENUE AND EARNINGS ESTIMATES FOR Q2 AND FISCAL
                                     YEAR
                          LONG-TERM OUTLOOK UNCHANGED


     BOSTON, June 30, 1999 - Keane, Inc. (AMEX: KEA), a leading IT consulting firm, today announced that it expects revenue and earnings per share for the second quarter ending June 30, 1999 and the remainder of the fiscal year to be below its operating plan. The company attributed the shortfall to a drop-off in its Year 2000 business as well as recent signs of softness in its non-Year 2000 business.

     Revenue for the second quarter is expected to be in the range of $280 million to $282 million, or approximately 6% above revenue of $266.9 million in the second quarter of 1998. Earnings per share for the second quarter of 1999 are expected to be approximately $0.37 per share, as compared to $0.37 prior to acquisition costs and $0.31 after such costs in the comparable period in 1998. Keane plans to announce its second quarter financial results on July 15, 1999.

     The company also indicated that, based on information currently available, it anticipates revenue for the fiscal year ending December 31, 1999 to be approximately flat with the $1.1 billion recorded in 1998. Earnings per share for the year are expected to be in the range of $1.40 to $1.50 per share compared to $1.47 prior to acquisition costs and $1.33 after such costs for the year ended December 31, 1998.

     John F. Keane, Keane's chief executive officer and chairman of the board, commented, "In June, we began to see clear indications of a softening in non-Y2K revenues that has caused us to re-evaluate our expectations for the second quarter and the remainder of 1999. Though Keane's core Plan, Build and Manage business continues to grow strongly, we now believe that year-over-year revenue growth will be below the 30-35% rate that we have seen for the last few quarters.

    "We believe the slowdown is attributable to increased reluctance to implement new IT projects until all outstanding Y2K issues are resolved rather than a fundamental shift in the long-term prospects for our business. The outlook for the IT Services market post-Y2K remains positive and we expect Keane to maintain its leading position within the industry. Over a three to five year period, we continue to believe that Keane can post average revenue growth of 20-25%, with earnings growth at a slightly faster pace.

     "In particular, we are seeing strongest growth coming from Keane's e-Solutions, Application Management Outsourcing, Customer Relationship Management, and Management Consulting practices," Keane concluded.

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $1 billion firm that helps companies plan, build and manage application software to achieve business advantage. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its core IT solutions. Keane's services include operations improvement consulting, e-solutions, customer relationship management (CRM), data warehousing, custom application development, and application outsourcing. These services are delivered through a network of more than 50 branch offices in North America and the United Kingdom. Information about Keane is available via www.keane.com or
                                                              -------------
via Shareholder Direct at 1-800-75-KEANE.

________________________________________________________________________________

This release contains a number of forward-looking statements concerning the company's current expectations as to future results of operations, future growth and future performance as well as the outlook for the IT services market.
Actual results may differ materially depending on the various factors set forth under the caption "Certain Factors That May Affect Future Results" in the company's annual report on Form 10-K for the year ended December 31, 1998, which important factors are incorporated herein by reference. Such factors include business conditions, the successful completion of software development or management projects, the availability of professional staff, the successful completion and integration of acquisitions and various other factors which involve risk and uncertainty.

                                   #  #  #  #